EXHIBIT 99.1

February 23, 2016

To Our Members:

As your member-focused cooperative, the Federal Home Loan Bank of Chicago (FHLBC) is committed to use our financial strength to enhance the value of your membership. Consistent with this focus, we are pleased to announce that the Board of Directors has approved reductions in the membership stock and activity stock requirements as permitted by the Capital Plan. As a result, many members will hold excess capital stock after these changes are implemented. We encourage you to take advantage of this by requesting repurchase of your excess stock so that you can invest those funds in your business and your communities.

Meeting and Webinar Information
We will discuss these changes at our member meetings in March; if you haven’t already registered to attend one of the five meetings across Illinois and Wisconsin, please click here to register. In addition, we will host a webinar on March 30 to explain the benefits and answer questions. We encourage you or one of your colleagues to attend. Please click here to register for the webinar.

Reduced Membership Stock Requirement
Currently, the minimum amount of membership stock your institution is required to hold in the FHLBC depends on which is greater: $10,000 or 0.85% of your mortgage assets. The new requirement is the greater of $10,000 or 0.40% of your mortgage assets. For example, a member with $20 million in mortgage assets now has a membership stock requirement of $80,000 instead of $170,000-a $90,000 reduction. In addition, the Board reduced the cap on membership stock for any one member from $25 million to $5 million.

We will use these revised metrics to calculate your membership stock requirements during our annual process this spring using your December 31, 2015, mortgage assets. We’ll provide more information to you about these changes and their benefits at the regional meetings, the webinar, and during the spring recalculation.

Reduced Activity Stock Requirement for Advances
The Board has also reduced the activity stock requirement under the Capital Plan from 5% to 4.5% of the outstanding principal balance of your advances, effective April 1. As a result, your leverage on capital stock will increase, enhancing the value from your investment. For example, a new $10 million advance with a 4.5% capitalization rate requires $450,000 in activity stock instead of $500,000.

The new activity stock requirement will apply to all outstanding and new advances other than those advances made through the Bank’s Reduced Capitalization Advance Program (RCAP). We plan to continue to offer RCAP on a monthly basis so members have the opportunity to borrow some types of advances with an activity stock requirement of only 2% for the life of those advances.

Summary of Changes
Please see the chart below for a summary of the changes:

Requirements	Current	Reduced
Minimum Membership Stock Requirement	Larger of $10,000 or 0.85% of mortgage assets	Larger of $10,000 or 0.40% of mortgage assets
Cap on Membership Stock Requirement	$25 million	$5 million
Activity Stock Requirement for Advances	5.0% of outstanding advances	4.5% of outstanding advances

These changes are intended to assist our members in gaining access to the Bank and in using the Bank in a manner most appropriate to your businesses. We want to continue to provide significant benefits to those members that support the entire cooperative by borrowing from the Bank while reducing the cost of access for those members that primarily look to the Bank as a reliable source of liquidity.

Where these changes result in members holding excess stock, we recommend that you take the opportunity to request repurchase of that stock so that you can utilize the proceeds to support your business and your communities.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends (including enhanced dividends on activity stock), our ability to implement reduced membership and advances activity stock requirements under the Capital Plan, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, the impact to us from the FHFA’s final membership rule and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter.